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                                                                   EXHIBIT 10.14

                                LETTER OF INTENT

This Letter of Intent ("the Agreement") is made this 2nd day of August, 2000 and entered into by and between Nexxus Holdings Ltd. ("Nexxus"), a Bahamian corporation with its principal place of business at Centreville House, 3rd Floor, Collins Avenue, P.O. Box CB 12724, Nassau, The Bahamas, and Solutions America, Inc. ("Solutions"), a Delaware corporation with its principal place of business at 600 Corporate Pointe, 12th Floor, Culver City, California 90230. Each of the aforementioned parties is sometimes referred to individually as a "Party" and collectively they will be referred as the "Parties".

Whereas Solutions is in the business of acquiring and processing electronic transactions and possesses certain proprietary software and systems;

Whereas Nexxus is in the business of international payment systems and possesses licenses and relationships relative to the issuing and processing of credit and debit cards;

The Parties hereby express their intent, subject to formal contract, to form a Joint Venture for the purpose of establishing and operating an E-commerce Processing Center (the "Center") in Nassau, The Bahamas. Each party agrees to contribute its expertise and methods to the Joint Venture.

The Parties will share equally in the capital expenses, operating expenses and net profits of the Center. Notwithstanding the foregoing, Solutions shall fund the acquisition and installation of all hardware and software and other assets necessary to establish the Center, subject to specific approval on each expense and item. Nexxus will secure its share of the capital expenditures (advanced by Solutions) as mutually agreed, but in the last resort, may repay Solutions by assignment of its share of profits.

The Parties will also provide management and technological support (the "Services") to the Center on an ongoing basis. Such Services will be based on market prices and mutually agreed upon by both Parties. The Parties will utilize the Center's services for the processing of their own products, such services to be provided at market prices.

The Parties will agree to a capital and operating budget and move to contract within 30 days.

As part of the Agreement, Nexxus hereby grants to Solutions an option to purchase fifty percent (50%) of Nexxus' interest in the Purchase Agreement dated December 22, 1999 for the acquisition of Winslow Bank and Trust Co. Ltd.

This Letter of Intent is non-binding and intended only to set out the basic parameters of the Parties understanding. The Joint Venture contemplated hereunder is conditional, without limitation, upon the following terms and conditions:

1. Solutions must have established acceptable banking relationships for credit and debit card issuing and processing.

2. A written contract is executed within 30 days of the date of this Agreement.

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3.    Each Party's respective Board of Directors have approved the formal written contract.

4. A Shareholders Agreement is executed which would include a dissolution provision in the event of a change of shareholder.


IN WITNESS WHEREOF, the Parties have executed this Letter of Intent effective as of the 2nd day of August, 2000.

On behalf of:                            On behalf of:
NEXXUS HOLDINGS LTD.                     SOLUTIONS AMERICA, INC.



--------------------------               -------------------------------------
By: Andrew Gape, President               By: Floyd W. Kephart, Chairman & CEO




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